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                                                                     EXHIBIT 4.1

                                 FIRST AMENDMENT
                                       TO
                                RIGHTS AGREEMENT


      This FIRST AMENDMENT TO RIGHTS AGREEMENT (the "Amendment") is entered into effective as of October 17, 2001, between Cidco Incorporated, a Delaware corporation (the "Company"), and The Bank of New York, as successor Rights Agent to United States Trust Company of New York, (the "Rights Agent"). Capitalized terms not defined herein shall have the meanings given them in the Rights Agreements (as defined below).


                                    RECITALS

      WHEREAS, pursuant to that certain Rights Agreement dated as of January 27, 1997 (the "Rights Agreement"), the Board of Directors of the Company on that date (i) authorized the issuance and declared a dividend of one preferred share purchase right (a "Right") for each Common Share of the Company outstanding as of the close of business on February 14, 1997, each Right representing the right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company upon the terms and subject to the conditions set forth in the Rights Agreement, and (ii) further authorized the issuance of one Right with respect to each Common Share that shall become outstanding between February 14, 1997, and the earliest to occur of (x) the Distribution Date, (y) the date on which the Rights are redeemed or exchanged, or (z) January 27, 2001.

      WHEREAS, pursuant to Section 19 of the Rights Agreement, The Bank of New York succeeded United States Trust Company of New York as the Rights Agent under the Rights Agreement.

      WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares.

      WHEREAS, to the knowledge of the Board of Directors of the Company, the Distribution Date has not occurred, and accordingly the Board of Directors may amend the Rights Agreement pursuant to Section 27 thereof.

      WHEREAS, the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution of that certain Agreement and Plan of Merger dated as of October 17, 2001, as the same may be amended from time to time (the "Merger Agreement") among Earthlink, Inc., a Delaware corporation, Earthlink Acquisition Sub, a Delaware corporation ("Sub") and the Company pursuant to which EarthLink will cause Merger Sub to commence a cash tender offer (the "Offer") to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company and to consummate the acquisition of the Company by means of a merger (the "Merger") of Sub with and into the Company in


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accordance with the terms and subject to the conditions set forth in the Merger
Agreement.

      WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent, in accordance with the terms thereof, hereby agrees to amend the Rights Agreement as set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

      1. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

            "(a) Subject to Section 7(e) and 11(a)(ii) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the principal office of the Rights Agent, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of a Preferred Share (or other securities, as the case may be) as to which such surrendered Rights are exercised, at or prior to the earliest to occur (i) the close of business on January 27, 2007 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (such date being herein referred to as the "Redemption Date"), (iii) the time at which all such Rights are exchanged as provided in Section 24 hereof, or (iv) immediately prior to the Effective Time (as defined in that certain Agreement and Plan of Merger dated as of October 17, 2001, as the same may be amended from time to time (the "Merger Agreement") among Earthlink, Inc., a Delaware corporation, Earthlink Acquisition Sub, a Delaware corporation and a wholly owned subsidiary of Earthlink, and the Company).

      2.    Section 35 of the Rights Agreement is hereby added as follows:

      "35. Earthlink Transactions. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Shares Acquisition Date or Triggering Event shall be deemed to have occurred, neither Earthlink nor any Affiliate or Associate of Earthlink shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a) or 13(a) of this Rights Agreement solely by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement, the Voting Agreements (as defined in the Merger Agreement), the Stock Option Agreement (as defined in the Merger Agreement), or any certificates, instruments and documents, as may be necessary or appropriate to consummate the transactions contemplated in the Merger Agreement (collectively, the "Ancillary Documents"), as each may be amended from time to time, or (y) the consummation of the transactions contemplated under the Merger Agreement, the Voting Agreements, the Stock Option Agreement, or the Ancillary Documents in accordance with the terms thereof (including, without limitation, the Offer and the Merger), provided that if, after October 17, 2001, Earthlink or any its Subsidiaries or any of their respective Affiliates or Associates becomes the Beneficial Owner of any shares of Common



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Stock of the Company (other than by reason of the approval, execution, delivery or effectiveness of the Merger Agreement, the Voting Agreements, the Stock Option Agreement or Ancillary Documents or the consummation of any of the transactions contemplated thereby) the provisions of this Section 35 (other than this proviso) shall not be applicable."

      3. This Amendment shall be deemed effective as of October 17, 2001 as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

      4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

      5. This Amendment shall be governed under Delaware law, without regard to principles of conflict of laws.



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      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed themselves or by their respective duly authorized representatives as of the date first above written.


CIDCO INCORPORATED


By:   /s/ Paul G. Locklin
      ________________________________________
      Paul G. Locklin
      President and Chief Executive Officer



THE BANK OF NEW YORK AS SUCCESSOR RIGHTS
AGENT TO UNITED STATES TRUST COMPANY OF NEW YORK


By:  /s/ John Guiliano
    _________________________________________

Its: Authorized Signer
    ________________________________________



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